Exhibit 99.1

FOR FURTHER INFORMATION CONTACT:	Vincent A. Paccapaniccia
Chief Financial Officer
(215) 569-9900
FOR IMMEDIATE RELEASE
January 26, 2015
CSS INDUSTRIES, INC. REPORTS RESULTS OF OPERATIONS
FOR THE THREE AND NINE MONTHS ENDED DECEMBER 31, 2014
CSS Industries, Inc. (NYSE:CSS) announced today its results of operations for the three- and nine months ended December 31, 2014, which is the third quarter and first nine months of its fiscal year ending March 31, 2015. Sales for the third quarter of fiscal 2015 decreased 1.2% to $104,993,000 from $106,295,000 in the third quarter of fiscal 2014, primarily due to lower sales of Christmas and all occasion cards and all occasion stationery products, partially offset by higher sales of craft ribbon and sales attributable to the acquisition by the Company's Berwick Offray LLC company of substantially all of the assets and business of Carson & Gebel Ribbon Co., LLC ("C&G"), as announced on May 19, 2014. Income from continuing operations before income taxes for the third quarter of fiscal 2015 was $15,142,000 compared to $16,316,000 in the third quarter of fiscal 2014. Net income for the third quarter of fiscal 2015 was $9,768,000, or $1.04 per diluted share, versus $11,007,000, or $1.18 per diluted share, in the third quarter of fiscal 2014.

Sales for the first nine months of fiscal 2015 decreased 2.5% to $259,342,000 from $265,899,000 in the first nine months of fiscal 2014, primarily due to lower sales of Christmas bows, ribbons and cards and all occasion cards and all occasion stationery products, partially offset by higher sales of gift card holders, craft ribbon and sales attributable to the acquisition of substantially all of the assets and business of C&G, as announced on May 19, 2014. The business acquired from C&G has been fully integrated into Berwick Offray. Income from continuing operations before income taxes for the first nine months of fiscal 2015 was $28,569,000 compared to $29,785,000 in the first nine months of fiscal 2014. Net income for the first nine months of fiscal 2015 was $18,290,000, or $1.95 per diluted share, versus $20,298,000, or $2.14 per diluted share, in the first nine months of fiscal 2014.

CSS is a consumer products company primarily engaged in the design, manufacture, procurement, distribution and sale of all occasion and seasonal social expression products, principally to mass market retailers. These all occasion and seasonal products include decorative ribbons and bows, boxed greeting cards, gift tags, gift wrap, gift bags, gift boxes, gift card holders, decorative tissue paper, decorations, classroom exchange Valentines, floral accessories, Easter egg dyes and novelties, craft and educational products, stickers, memory books, stationery, journals, note cards, infant and wedding photo albums, scrapbooks, and other gift items that commemorate life’s celebrations.

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company’s management as to future events and financial performance with respect to the Company’s operations. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect the events or circumstances arising after the date as of which they were made. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including without limitation, general market and economic conditions; increased competition (including competition from foreign products which may be imported at less than fair value and from foreign products which may benefit from foreign governmental subsidies); increased operating costs, including labor-related and energy costs and costs relating to the imposition or retrospective application of duties on imported products; currency risks and other risks associated with international markets; risks associated with acquisitions, including acquisition integration costs and the risk that the Company may not be able to integrate and derive the expected benefits from such acquisitions; the risk that customers may become insolvent, may delay payments or may impose deductions or penalties on amounts owed to the Company; costs of compliance with governmental regulations and government investigations; liability associated with non-compliance with governmental regulations, including regulations pertaining to the environment, Federal and state employment laws, and import and export controls and customs laws; and other factors described more fully in the Company’s annual report on Form 10-K for the fiscal year ended March 31, 2014 and elsewhere in the Company’s filings with the Securities and Exchange Commission. As a result of these factors, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

CSS’ consolidated results of operations for the three and nine months ended December 31, 2014 and 2013 and condensed consolidated balance sheets as of December 31, 2014, March 31, 2014 and December 31, 2013 follow:

CSS INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2014	2013	2014	2013

Sales	$104,993	$106,295	$259,342	$265,899
Costs and expenses
Cost of sales	68,670	70,029	173,023	178,447
Selling, general and administrative expenses	21,102	19,865	57,754	57,544
Interest expense, net	43	82	39	152
Other income (expense), net	36	3	(43)	(29)

	89,851	89,979	230,773	236,114

Income from continuing operations before income taxes	15,142	16,316	28,569	29,785

Income tax expense	5,374	5,328	10,279	9,618

Income from continuing operations	9,768	10,988	18,290	20,167

Discontinued operations, net of tax	—	19	—	131

Net income	$9,768	$11,007	$18,290	$20,298

Net income per common share:
Basic:
Continuing operations	$1.05	$1.18	$1.96	$2.14
Discontinued operations	$—	$—	$—	$0.01
Total	$1.05	$1.18	$1.96	$2.15

Net income per common share:
Diluted:
Continuing operations	$1.04	$1.18	$1.95	$2.13
Discontinued operations	$—	$—	$—	$0.01
Total	$1.04	$1.18	$1.95	$2.14

Weighted average basic and diluted shares outstanding:
Basic	9,331	9,296	9,321	9,420
Diluted	9,420	9,341	9,403	9,467

Cash dividends per share of common stock	$0.15	$0.15	$0.45	$0.45

CSS INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31, 2014	March 31, 2014	December 31, 2013
	(Unaudited)	(Audited)	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$48,163	$68,200	$68,551
Short-term investments	39,802	29,862	—
Accounts receivable, net	84,713	44,243	88,934
Inventories	62,536	59,252	65,156
Deferred income taxes	3,783	4,414	3,873
Other current assets	11,807	13,473	12,410
Total current assets	250,804	219,444	238,924
Property, plant and equipment, net	25,775	27,063	27,553
Deferred income taxes	1,776	1,965	3,314
Other assets
Goodwill	15,075	14,522	14,522
Intangible assets, net	26,594	26,309	26,763
Other	4,247	4,232	4,156
Total other assets	45,916	45,063	45,441
Total assets	$324,271	$293,535	$315,232
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$18,233	$10,664	$21,733
Accrued payroll and other compensation	8,075	8,754	8,227
Accrued customer programs	5,593	4,820	6,188
Other current liabilities	14,857	7,397	14,717
Total current liabilities	46,758	31,635	50,865
Long-term obligations	4,772	4,684	4,814
Stockholders’ equity	272,741	257,216	259,553
Total liabilities and stockholders’ equity	$324,271	$293,535	$315,232